Exhibit 10.11

November 29, 2023
Michael Weingartner
[Address]

Dear Michael,

HashiCorp Inc., a Delaware corporation (the “Company” or “HashiCorp”), is pleased to offer you employment with the Company on the terms described below.
1.Title; Position; Location. You will serve in a full-time capacity as the Company’s Chief Product Officer. In such role, you will report to the Company’s Chief Executive Officer (“CEO”) and will perform the duties and responsibilities customary for such position and such other related duties as are reasonably assigned by the CEO. Your employment as Chief Product Officer is expected to commence January 8, 2024 (the date you actually commence employment with the Company, the “Start Date”) and this letter agreement (the “Agreement”) sets forth the terms and conditions of your employment with the Company.
1.Base Salary. Your initial annual base salary will be $475,000. Your base salary will be payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices. Your base salary will be subject to review and adjustment from time to time by the Company’s Board of Directors (the “Board”) or its Compensation Committee (the “Committee”), as applicable, in its sole discretion.
2.Annual Bonus. You will be eligible for a target annual cash bonus opportunity equal to 60% of your annual base salary. The annual bonus will be subject to performance and other criteria established by the Board or the Committee, as applicable, in its sole discretion. Accordingly, the annual bonus amount is not guaranteed. In addition, the Board or the Committee, as applicable and in its sole discretion, may approve that the Company grant additional discretionary bonus amounts to you.
3.Equity Awards. It will be recommended that, subject to the approval of the Board or Committee, in its sole discretion, the Company grant you restricted stock units covering shares of the Company’s Class A common stock with a value of $12,000,000 (the “RSUs” and the value of the RSUs, the “RSU Value”). The number of shares of Class A common stock that will be subject to RSUs will be determined by dividing the RSU Value by the average closing price of Class A common stock on The Nasdaq over a 30-trading day period calculated prior to the date of grant, rounded up to the nearest whole number. The Company will recommend that the RSUs be scheduled to vest as to 1/4th of the shares subject to the RSUs on the first Quarterly Vesting Date (as defined below) following the one-year anniversary of the Start Date (such first vesting date, the “First Vesting Date”), and thereafter, 1/16th of the shares subject to the RSUs on each of the 12, consecutive Quarterly Vesting dates that occur after the First Vesting Date, in each case subject to your continued service with the Company through the applicable vesting date. For purposes of the RSUs, “Quarterly Vesting Date” means, with respect to any calendar year, March 20, June 20, September 20, and December 20. Any such

RSUs will be subject to the terms and conditions of the Company’s 2021 Equity Incentive Plan and applicable award agreement thereunder.
4.Employee Benefits. You will be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. The Company will reimburse you for reasonable travel or other expenses incurred by you in the furtherance of or in connection with the performance of your duties under this Agreement, pursuant to the terms of the Company’s expense reimbursement policy as may be in effect from time to time. All business-related air travel will be business class, or if there is no business class available, first class. The Company reserves the right to modify, amend, suspend or terminate the benefit plans, programs, and arrangements it offers to its employees at any time.
2.Severance. The Committee has approved your eligibility to enter into the Change in Control and Severance Agreement attached as Exhibit A to this Agreement (the “CIC and Severance Agreement”). The CIC and Severance Agreement provides for severance payments and benefits upon certain qualifying terminations of your employment, subject to the terms and conditions of the CIC and Severance Agreement.
3.Confidentiality Agreement. As an employee of the Company, you will continue to have access to certain confidential information of the Company and, during the course of your employment with the Company, you may develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you agree to sign and comply with the terms of the Company’s Confidential Information and Invention Assignment Agreement attached as Exhibit B to this Agreement (the “Confidentiality Agreement”).
4.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the CEO.
5.Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.
6.Additional Employment Provisions. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. This job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. During the term of your employment with the Company, you agree to perform your duties faithfully and to the best of your abilities and will devote your full business efforts and time to rendering services to the Company hereunder. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Subject to the Company’s Code of Business Conduct and Ethics, with which you agree to continue to comply, nothing in this Agreement will prohibit you from (a) making and managing passive investments, or (b) participating in professional and charitable organizations in an unpaid capacity, in a manner, and to an extent, that will not interfere with your duties or obligations to the Company, including under the Confidentiality Agreement. You agree not to bring any third-party confidential information to the Company, including that of any of your former employers, and that in performing your duties for the Company you will not in any way use any such information. As a Company employee, you will be expected to abide by the Company’s rules and standards. You agree that in the rendering of all services to the Company and in all aspects of employment with the Company, you will comply in all material respects with all lawful directives, policies, rules, standards and regulations from time to time established by the Company. You will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company’s Employee Handbook.
7.Miscellaneous.
(a)Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and in accordance with the laws of the state in which you perform the majority of your job functions, without giving effect to principles of conflicts of law.
(b)Entire Agreement. This Agreement, the CIC and Severance Agreement, and the Confidentiality Agreement set forth the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.
(c)Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.
(d)Electronic Delivery. The Company may, in its sole discretion, decide to deliver to you by email or any other electronic means any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws. You hereby consent to receive such documents and notices by such electronic delivery and agree to participate through any on-line or electronic system that may be established and maintained by the Company or a third party designated by the Company.
[Signature Page Follows]

If you wish to accept this offer, please sign and date both the enclosed duplicate original of this letter and the enclosed Confidential Information and Invention Assignment Agreement and return them to me. This offer is contingent upon (a) satisfactory completion of a background check, for which HashiCorp will consider your job duties, among other factors, in determining what constitutes satisfactory completion of the background check (b) satisfactory completion of professional references, and (c) providing legal proof of your identity and authorization to work in the United States, as required by law. This offer, if not accepted, will expire at the close of business on December 1, 2023.
We look forward to having you join us on January 8, 2024.
Very truly yours,
HashiCorp, Inc.
By:    /s/ Jeff Harper
Jeff Harper
Chief People Officer

Agreed to and accepted:
/s/ Michael Weingartner
Michael Weingartner
Dated: December 1, 2023

Anticipated Start Date: January 8, 2024
Attachment A: Change in Control Severance Agreement
Attachment B: Confidential Information and Invention Assignment Agreement (CIIAA)

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